Exhibit (f)

Fee Deferral Plan of
the Non-Interested Person Trustees of
the Fidelity Sector Portfolios

(Effective as of August 16, 2013)

A. Purpose

The purpose of this Fee Deferral Plan of the Non-Interested Person Trustees of the Fidelity Sector Portfolios (this "Plan") is to provide eligible directors and trustees of each investment company that is an Eligible Fund (as defined in Section C(3) below) and has adopted this Plan and any other investment company advised by Fidelity SelectCo, LLC ("SelectCo") that is an Eligible Fund and adopts this Plan (each such adopting investment company, a "Fund") with the opportunity to defer the receipt of compensation (excluding meeting fees) earned by them as directors or trustees in lieu of receiving payment of such compensation when earned, and to treat any deferred amount as though an equivalent dollar amount had been invested in shares of certain of the Funds. For the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and for all other applicable purposes, each Fund shall be deemed to maintain an individual plan subject to the terms and conditions of this Plan for the eligible directors and trustees of such Fund.

B. Eligibility

Each "director" who is not an "interested person," as such terms are defined in the Investment Company Act of 1940, as amended, of a Fund (an "Independent Trustee"), shall be eligible to participate in this Plan. The directors (as so defined) of each Fund are referred to collectively as the Fund's "Board."

C. Amount and Terms of Deferral

(1) Optional Deferrals

An Independent Trustee may (subject to and in accordance with Section C(3)) elect by notice given pursuant to Section G to defer receipt of all or a specified portion of the compensation (excluding meeting fees) earned by such Independent Trustee for serving as a member of a Board or as a member of any committee (or any subcommittee of such committee) of which such Independent Trustee is a member ("Board Fees") in respect of the Eligible Funds referred to below. Such deferred Board Fees are referred to as "Optional Deferred Fees."

(2) Expenses, etc.

Reimbursement of out of pocket expenses of Independent Trustees may not be deferred.

(3) Maximum Deferral Amount; Allocation of Deferrals Among Funds

The Funds eligible to participate in this Plan (the "Eligible Funds") will be identified by the Administrator (as defined in Section M below) in the Administrator's good faith judgment and approved by the Governance and Nominating Committee of each Fund. Funds other than the Eligible Funds are referred to as "Excluded Funds." Notwithstanding the purported adoption of this Plan by any Excluded Fund, no portion of any compensation payable by an Excluded Fund during any period when it is an Excluded Fund shall be deferred under any provision of this Plan. It is contemplated that: (i) compensation payable to Independent Trustees by each of the Funds shall be administered through a single disbursement account, (ii) amounts so payable and amounts to be deferred hereunder will ordinarily be expressed as annualized aggregate dollar amounts for all Funds as to which an Independent Trustee serves, (iii) as to any Independent Trustee, the aggregate amount of Board Fees deferred will not exceed the aggregate payable by the Eligible Funds with respect to such Independent Trustee and (iv) as to any Independent Trustee, the Administrator shall allocate the cash and deferred portion of such Independent Trustee's compensation among the Funds in a manner consistent with the previous sentence and otherwise consistent with the Funds' accounting practices.

D. Investment Pool

The Governance and Nominating Committee will from time to time designate one or more Funds as constituting "Investment Pool" Funds.

E. Deferred Fee Account

A deferred compensation book entry account (the "Deferred Fee Account") shall be established in the name of each Independent Trustee. Any Board Fees earned by an Independent Trustee which are deferred pursuant to this Plan will be credited to such Independent Trustee's Deferred Fee Account on the date such Board Fees otherwise would have been payable to such Independent Trustee.

F. Compensation Account Investment

G. Treatment of Credit Amounts

Amounts credited to an Independent Trustee's Deferred Fee Account shall be treated as though such amounts had been invested and reinvested in shares of any of the Investment Pool Funds. The full amount of Optional Deferred Fees shall be deferred by the Eligible Funds when otherwise payable and shall be treated as invested in one or more Investment Pool Funds in the Investment Pool designated by such Independent Trustee in his or her Notice given pursuant to Section G.

Any Fund into which Optional Deferred Fees are treated as being invested is referred to herein as a "Target Fund."

(1)

(2) Amounts deferred shall initially be treated as though invested in shares of each Target Fund calculated as follows:

(a) the product of

(x) the amount of such deferrals and
(y) the percentage of such deferrals deemed invested in that Target Fund, divided by

(i) the Target Fund's Net Asset Value per share as of the date such amount is so credited. The Net Asset Value per share shall be determined as set forth in the Target Fund's registration statement under the Investment Company Act of 1940, as amended, the Target Fund's governing instruments and otherwise in accordance with law.

(b) Dividends, etc. If a Target Fund shall pay a stock dividend on or split up, combine, reclassify or substitute other securities by merger, consolidation or otherwise for its outstanding shares, the Independent Trustee's Deferred Fee Account shall be adjusted as though shares of such Target Fund were actually held by the Deferred Fee Account in order to preserve rights substantially proportionate to the rights deemed held in such Deferred Fee Account immediately prior to such event. On each payable date of interest, dividends or capital gains distributions declared by the Board of any Target Fund in which an Independent Trustee's Deferred Fee Account is deemed invested, the Deferred Fee Account will be credited with book adjustments representing all interest, dividends or capital gains distributions that would have been realized had such account been invested in shares of such Target Fund. Each Deferred Fee Account will be charged with any losses with respect to the shares of any Target Fund that would have been realized had such Deferred Fee Account actually been invested in such shares.

(c) Dissolution, etc. Notwithstanding any elections by an Independent Trustee, amounts deferred under this Plan shall be distributed upon the dissolution, liquidation or winding up of a Fund, whether voluntary or involuntary; the voluntary sale, conveyance or transfer of all or substantially all of the Fund's assets (unless the obligations of the Fund shall have been assumed by another Fund); or the merger of the Fund into another trust or corporation or its consolidation with one or more other trusts or corporations (unless the obligations of the Fund are assumed by such surviving entity and such surviving entity is another Fund). No distribution shall be made on account of an event described in this Section F(2)(c) where such event does not (a) constitute a "change in control event" as defined in Treasury Regulation §1.409A-3, provided that such determination shall be made without regard to whether the obligations of the Fund are assumed by another Fund or (b) satisfy the requirements of plan terminations and liquidations set forth in Treasury Regulation §1.409A-3(j)(4)(ix)(A); provided that where such event does not qualify under clause (a) or (b) but constitutes a separation from service within the meaning of Treasury Regulation §1.409A-1(h), payment shall be made in accordance with the otherwise applicable terms of this Plan.

H. Manner of Making Elections; Administration

(1) Notice

Prior to the commencement of each calendar year of the Plan, or, in the case of the first effective calendar year of the Plan, the period commencing on the effective date of the Plan and ending at the end of the calendar year (the "Plan Year") during which an Independent Trustee desires to defer Board Fees, such Independent Trustee shall complete, sign and file with the Administrator a Notice of Election to Defer Compensation provided by the Administrator (the "Notice") within the period specified by the Administrator. If no completed and signed Notice is timely filed with the Administrator prior to a Plan Year, the Independent Trustee shall be deemed to have elected to defer no Board Fees for such Plan Year. The Notice shall state:

(a) subject to Section G(2), the time or times of payment of such deferred compensation,

(b) the manner of payment of deferred compensation (i.e., in a lump sum or the number of quarterly or annual installments),

(c) the aggregate amount of Board Fees to be deferred as Optional Deferred Fees,

(d) the Investment Pool Fund or Funds in which such deferrals are to be deemed invested and in what percentages and

(e) any beneficiary designated pursuant to Section I(2) of this Plan.

(2) Date of First Payout

Each Independent Trustee shall in the Notice elect to defer the receipt of his or her deferred compensation until as soon as administratively practicable, but in no case later than 75 days, following the date specified by such Independent Trustee in the Notice, which date may not be sooner than the later of:

(a) the first business day of January following the year which includes the date on which the Independent Trustee has a separation from service within the meaning of Treasury Regulation §1.409A-1(h) (the "Termination Date") and

(b) one year following the Notice.

The period over which deferred compensation shall be paid out shall not exceed 20 years.

(3) Failure to Designate Payment Schedule, etc.

If an Independent Trustee who elects to defer fees fails to designate in his or her Notice a time or date as of which payment of his or her Deferred Fee Account shall commence, payment of such amount shall commence as of the date set forth in Section G(2)(a) above (unless the Independent Trustee files an amended Notice in compliance with Section G(5) selecting a different distribution date). If an Independent Trustee fails to designate in his or her Notice the manner of distribution to apply to his or her Deferred Fee Account, such Deferred Fee Account shall be distributed in a lump sum. If an Independent Trustee fails to designate in his or her Notice one or more Target Funds in respect of any Optional Deferred Fees, then the Governance and Nominating Committee may, subject to Section F(1), designate one or more Target Funds for such Independent Trustee.

(4) Changes in Target Funds

Each Independent Trustee may direct that the Target Funds in which his or her Optional Deferred Fees or Deferred Fee Account are deemed invested be changed in accordance with policies and procedures adopted by the Administrator as in effect from time to time.

(5) Changes in Form and Timing of Payment of Deferred Compensation

An Independent Trustee may elect to change the timing and manner of his or her distribution election with respect to all amounts deferred by the Independent Trustee under this Plan by filing an amended Notice with the Administrator subject to the following limitations and requirements:

(a) No such election change shall take effect until at least 12 months after the date on which such amended Notice is filed with the Administrator;

(b) The amended Notice must provide that the first payment with respect to which such election is made be deferred for a period of not less than five years from the date such payment would otherwise have been made but for the election change; and

(c) Such election change Notice must be filed with the Administrator at least 12 months prior to the date of the first scheduled payment with respect to which such election change is being made.

(6) Hardship

Upon application by an Independent Trustee and a determination by the Governance and Nominating Committee that the Independent Trustee has suffered a severe and unanticipated financial hardship, the Administrator shall distribute to the Independent Trustee, in a single lump sum, an amount equal to the lesser of the amount needed by the Independent Trustee to meet the hardship or the balance of the Independent Trustee's Deferred Fee Account. No hardship distributions shall be made under this Plan except to the extent permitted in the case of an "unforeseeable emergency" within the meaning of Code Section 409A.

I. Effective Date and Duration of Deferral Elections

Except as provided in Section G of this Plan, any election to defer Board Fees pursuant to this Plan shall be irrevocable from and after the date on which Notice is filed with the Administrator. Elections shall be effective to defer an Independent Trustee's Board Fees as follows:

(1) As to any Independent Trustee in office on the effective date of this Plan who files a Notice no later than 30 days after such effective date, the Notice shall be effective to defer any Board Fees that are earned by such Independent Trustee after the period specified by the Administrator following the date of the filing of the Notice.

(a) As to any nominee for the Board who has not previously served as an Independent Trustee and who files a Notice prior to or within 30 days after his or her eligibility to participate in this Plan, such election to defer shall be effective to defer any Board Fees that are earned by such nominee subsequent to his or her election as an Independent Trustee.

(b) As to any other Independent Trustee, the election to defer shall be effective to defer any Board Fees that are earned from and after January 1 of the calendar year next succeeding the year in which the Notice is filed.

J. Payment of Deferred Compensation

(1) Manner of Payment

The aggregate value of an Independent Trustee's Deferred Fee Account will be paid in a lump sum or in installments, as specified in his or her Notice or amended Notice as set forth in Sections G and H, and at the time or times specified in the Notice or amended Notice. If installments are elected by an Independent Trustee, such installments shall be paid in cash and the amount of the first cash payment shall be a fraction of the then value of such Independent Trustee's Deferred Fee Account, the numerator of which is one, and the denominator of which is the total number of installments. The amount of each subsequent cash payment shall be a fraction of the then value of such Independent Trustee's Deferred Fee Account remaining after the prior payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

(2) Payment to Beneficiary

If an Independent Trustee dies before he or she has received payment of all amounts in such Independent Trustee's Deferred Fee Account, the value of such Deferred Fee Account shall be paid in a lump sum within 90 days of the death of the Independent Trustee to the beneficiary designated in such Independent Trustee's Notice or, if no such beneficiary is designated, to such Independent Trustee's estate in accordance with the provisions of this Plan. Any beneficiary so designated by an Independent Trustee may be changed at any time by notice in writing from such Independent Trustee to the Administrator.

K. Statement of Deferred Fee Accounts

Unless comparable information is available through a website designated by the Administrator, the Administrator will furnish each Independent Trustee with a statement setting forth the aggregate value of such Independent Trustee's Deferred Fee Account as of the end of each calendar quarter and all credits to and payments from such Deferred Fee Account during such quarter. Such statements will be furnished no later than 60 days after the end of each calendar quarter.

L. Rights in Deferred Fee Account

Credits to Deferred Fee Accounts shall remain part of the general assets of each Fund, shall at all times be the sole and absolute property of the Fund and shall in no event be deemed to constitute a fund, trust or collateral security for the payment of the deferred compensation to which Independent Trustees are entitled from such Deferred Fee Accounts. The right of any Independent Trustee or his or her designated beneficiary or estate to receive future payment of deferred compensation under the provisions of this Plan shall be an unsecured claim against general assets of the Fund, if any, available at the time of payment. The Fund shall be under no obligation to any Independent Trustee to purchase, hold or dispose of any investments but, if the Fund chooses to purchase investments, including shares of any Target Fund, to cover its obligations under this Plan, then any and all such investments shall continue to be a part of the general assets and property of the Fund. No amount shall be payable hereunder with respect to the Deferred Fee Account of a former Independent Trustee if the Governance and Nominating Committee shall have determined that such Independent Trustee's termination as a Board member resulted from such Independent Trustee's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the office of Independent Trustee.

M. Non-Assignability

No Independent Trustee, his or her designated beneficiary or estate or any other person shall have the right to encumber, pledge, sell, assign or transfer the right to receive payments under this Plan, except by will or by the laws of descent and distribution. All such payments and the right thereto are expressly declared to be non-assignable.

N. Administration

This Plan shall be administered by each Fund's Treasurer or one or more other persons or entities appointed by the Governance and Nominating Committee of such Fund (the "Administrator"). The Administrator may in turn delegate its responsibilities to one or more affiliates of SelectCo chosen by the Administrator. All Notices and amendments shall be filed with the Administrator and the Administrator shall be responsible for maintaining records of all Deferred Fee Accounts and for furnishing the annual statements of Deferred Fee Accounts provided for in Section J of this Plan. The Governance and Nominating Committee shall have the general authority to interpret, construe and implement provisions of this Plan. Any determination by the Governance and Nominating Committee shall be binding on the Independent Trustee and shall be final and conclusive.

O. Amendment or Termination

This Plan may at any time be amended, modified or terminated by the Board. However, no amendment, modification or termination shall adversely affect any Independent Trustee's rights in respect of amounts theretofore credited to his or her Deferred Fee Account.

P. Governing Law

This Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

Q. Section 409A

This Plan is intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith. It is intended that each payment in a series of payments to an Independent Trustee pursuant to the Plan is a separate "payment" for purposes of Code Section 409A. Notwithstanding anything contained herein to the contrary, the Administrator may, in its sole discretion and without any Independent Trustee's prior consent, amend the Plan, adopt policies and procedures, or take any other actions as deemed appropriate by the Administrator to (i) exempt the Plan from the application of Code Section 409A, (ii) preserve the intended tax treatment of benefits provided under the Plan or (iii) comply with the requirements of Code Section 409A. Notwithstanding the foregoing, in no event shall any Fund have any liability to any Independent Trustee or any other person in the event that the Plan fails to comply with, or be exempt from, Code Section 409A.

R. Effective Date

This Plan shall be effective as of August 16, 2013, and any amendment hereto shall be effective on the date specified in the action taken by the Board on such amendment.

Attachment 1

Fidelity Sector Portfolios Board Funds

Investment Options in the Fee Deferral Plan

Fund Number	Fund Name	Ticker
Equity Select Funds
34	Air Transportation Portfolio	FSAIX
502	Automotive Portfolio	FSAVX
507	Banking Portfolio	FSRBX
42	Biotechnology Portfolio	FBIOX
68	Brokerage and Investment Management Portfolio	FSLBX
69	Chemicals Portfolio	FSCHX
518	Communications Equipment Portfolio	FSDCX
7	Computers Portfolio	FDCPX
511	Construction and Housing Portfolio	FSHOX
517	Consumer Discretionary Portfolio	FSCPX
98	Consumer Finance Portfolio	FSVLX
9	Consumer Staples Portfolio	FDFAX
67	Defense and Aerospace Portfolio	FSDAX
8	Electronics Portfolio	FSELX
60	Energy Portfolio	FSENX
43	Energy Service Portfolio	FSESX
516	Environment and Alternative Energy Portfolio	FSLEX
66	Financial Services Portfolio	FIDSX
41	Gold Portfolio	FSAGX
63	Health Care Portfolio	FSPHX
510	Industrial Equipment Portfolio	FSCGX
515	Industrials Portfolio	FCYIX
45	Insurance Portfolio	FSPCX
1368	International Real Estate Fund	FIREX
353	IT Services Portfolio	FBSOX
62	Leisure Portfolio	FDLSX
509	Materials Portfolio	FSDPX
505	Medical Delivery Portfolio	FSHCX
354	Medical Equipment and Systems Portfolio	FSMEX
503	Multimedia Portfolio	FBMPX
513	Natural Gas Portfolio	FSNGX
514	Natural Resources Portfolio	FNARX
580	Pharmaceuticals Portfolio	FPHAX
303	Real Estate Investment Portfolio	FRESX
46	Retailing Portfolio	FSRPX
28	Software and Computer Services Portfolio	FSCSX
64	Technology Portfolio	FSPTX
311	Telecom and Utilities Fund	FIUIX
96	Telecommunications Portfolio	FSTCX
512	Transportation Portfolio	FSRFX
65	Utilities Portfolio	FSUTX
963	Wireless Portfolio	FWRLX
Funds Overseen by the Fidelity Equity and High Income Funds Board
304	Fidelity Balanced Fund	FBALX
312	Fidelity Blue Chip Growth Fund	FBGRX
38	Fidelity Capital & Income Fund	FAGIX
307	Fidelity Capital Appreciation Fund	FDCAX
22	Fidelity Contrafund	FCNTX
308	Fidelity Convertible Securities Fund	FCVSX
325	Fidelity Diversified International Fund	FDIVX
322	Fidelity Emerging Markets Fund	FEMKX
23	Fidelity Equity-Income Fund	FEQIX
332	Fidelity Export and Multinational Fund	FEXPX
333	Fidelity Focused Stock Fund	FTQGX
25	Fidelity Growth Company Fund	FDGRX
339	Fidelity Growth Discovery Fund	FDSVX
305	Fidelity International Discovery Fund	FIGRX
122	Fidelity Leveraged Company Stock Fund	FLVCX
316	Fidelity Low-Priced Stock Fund	FLPSX
21	Fidelity Magellan Fund	FMAGX
300	Fidelity New Millennium Fund	FMILX
4	Fidelity Puritan Fund	FPURX
384	Fidelity Small Cap Discovery Fund	FSCRX
320	Fidelity Stock Selector All Cap Fund	FDSSX
39	Fidelity Value Fund	FDVLX
397	Spartan Total Market Index Fund	FSTMX

Funds Overseen by the Fidelity Equity and High Income Funds Board
55	Fidelity Cash Reserves	FDRXX
794	Fidelity Inflation-Protected Bond Fund	FINPX
450	Fidelity Short-Term Bond Fund	FSHBX
1505	Fidelity Strategic Real Return Fund	FSRRX
820	Fidelity Total Bond Fund	FTBFX